Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

REVOLUTION LIGHTING TECHNOLOGIES – TNT ENERGY, LLC

TNT ENERGY LLC

TIMOTHY M. BLANCHARD

AND

THEODORE A. CARMONE, JR.

DATED AS OF MAY 2, 2016

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2016, by and among Revolution Lighting Technologies – TNT Energy, LLC, a Delaware limited liability company (“Buyer”), TNT Energy LLC, a Massachusetts limited liability company (the “Company”), and Timothy M. Blanchard (“Blanchard”) and Theodore A. Carmone, Jr. (“Carmone”, and each, a “Seller” and, together, the “Sellers”).

WHEREAS, the Sellers own all of the membership interests (the “Interests”) of the Company and each Seller owns a number of Interests, in such proportion, and in such amounts, as set forth on Appendix I;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of the Interests, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Sellers and the Buyer desire to consummate the proposed transaction pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF INTERESTS

1.1 Purchase and Sale of Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, each Seller agrees to sell, assign, convey, transfer and deliver to the Buyer, and the Buyer agrees to acquire from each Seller all of such Seller’s Interests as set forth on Appendix I, in each case, free and clear of all Liens (other than restrictions under the Securities Act and state securities Laws).

1.2 Purchase Price.

(a) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Interests, the purchase price payable by the Buyer to the Sellers at the Closing (the “Initial Purchase Price”) shall be in the aggregate: (i) Ten Million Dollars ($10,000,000), minus (ii) the Escrow Amount, minus (iii) the aggregate amount of Estimated Indebtedness, minus (iv) the aggregate amount of unpaid Transaction Expenses minus (v) the amount, if any, by which the Target Net Working Capital is greater than the Estimated Net Working Capital; provided, however, that if at Closing, the Estimated Net Working Capital is greater than the Target Net Working Capital, such amount shall be paid by the Buyer to the Sellers on or within thirty (30) days of the Closing Date. Following the Closing, the Initial Purchase Price shall be subject to adjustment in accordance with the provisions of Section 1.4. The Initial Purchase Price so adjusted is referred to herein as the “Final Purchase Price.”

(b) The Final Purchase Price shall be paid by the Buyer to the Sellers as follows: (i) Eight Million Dollars ($8,000,000) shall be paid at Closing via wire transfer in immediately available funds to such accounts and in such amounts as designated in writing to the Buyer by the Sellers three (3) Business Days prior to the Closing (the “Cash Consideration”), (ii) One Million Dollars ($1,000,000)

shall be paid pursuant to the issuance of a promissory note in the amount of Five Hundred Thousand Dollars ($500,000) to each Seller in substantially the same form as Exhibit A attached hereto (“Promissory Note No. 1”), (iii) One Million Dollars ($1,000,000) shall be paid pursuant to the issuance of a promissory note in the amount of Five Hundred Thousand Dollars ($500,000) to each Seller in substantially the same form as Exhibit B attached hereto ( “Promissory Note No. 2”, and with Promissory Note No. 1, collectively, the “Promissory Notes”). Notwithstanding anything to the contrary contained herein, in the event that subsequent to the Closing and prior to December 31, 2016, the Company has a Negative Cash Flow and Parent is required to provide any cash to the Company during that period or at the conclusion of such period, the amount of such cash shall be deducted fifty (50%) percent from Promissory Note No. 1 and fifty (50%) percent from Promissory Note No.2, provided that the aggregate amount of funds to be deducted from the Promissory Notes shall not exceed Five Hundred Thousand Dollars ($500,000). For purposes herein, the Company shall be determined to have “Negative Cash Flow” if, Parent determines, in its reasonable discretion, that it is necessary for Parent to provide a capital infusion into the Company to fund the business operations of the Company. In no event shall the amount of the 338(h)(10) Gross Up be included in the determination as to whether the Company has a Negative Cash Flow.

(c) The obligations of the Buyer pursuant to Promissory Note No.1 shall be guaranteed by Robert Lapenta and secured by a letter of credit from a mutually acceptable banking institution in the amount of Promissory Note No. 1 in substantially the same form as attached to Promissory Note No. 1 (the “ILOC”).

1.3 Calculation and Payment of the Initial Purchase Price. The Initial Purchase Price shall be calculated and paid as follows:

(a) The Initial Purchase Price shall be determined based on the amounts reflected on a certificate (the “Estimated Closing Statement”) delivered by the Sellers to the Buyer not less than three (3) Business Days prior to the Closing Date, which Estimated Closing Statement shall set forth the Sellers’ good faith calculation of (x) the Initial Purchase Price, including the Sellers’ good faith estimate of (i) the aggregate amount of Indebtedness of the Company outstanding as of immediately prior to the Closing (if any) (the “Estimated Indebtedness”), and (ii) the Working Capital as of the Closing Date (“Estimated Net Working Capital”), together with documentation evidencing the components and calculations of the foregoing and (y) a calculation of each Seller’s Pro Rata Portion of the Initial Purchase Price in accordance with Section 1.3(a). The Sellers’ computation of Estimated Indebtedness and Estimated Net Working Capital shall be determined in accordance with the respective definitions of such terms.

(b) After payment of all fees and expenses incurred by the Company and Sellers in connection with this Agreement in accordance with Section 5.4 of this Agreement and taking into account any adjustments per Section 1.4, at the Closing, Buyer shall deliver or cause to be delivered: (i) to the Escrow Agent the Escrow Amount in the form of the Promissory Notes for deposit into the account designated therefor in the Escrow Agreement; (ii) cash in the amount of the Estimated Indebtedness payable by wire transfer in immediately available funds for deposit in the amounts and into the accounts designated therefor in the payoff letters identified in Section 7.7(i); and (iii) to the Sellers the remaining balance of the Initial Purchase Price subject to Section 1.2(b) above and Section 1.4 (after taking into account the payment in subsection (i) of this Section 1.3(b)) (the “Closing Amount”).

1.4 Adjustments to the Initial Purchase Price.

(a) Final Closing Statement.

(i) Within ninety (90) days following the Closing, the Buyer shall prepare and deliver to the Sellers a statement (the “Final Closing Statement”) setting forth: (i) the aggregate amount of Indebtedness of the Company immediately outstanding prior to the Closing Date (the “Closing Indebtedness”) and (ii) the Working Capital as of the Closing Date (the “Closing Net Working Capital”) together with documentation evidencing the components and calculations of the foregoing. Such Final Closing Statement shall be determined in accordance with GAAP.

(b) If the Sellers disagree with such determination, the Sellers shall notify the Buyer on or before the date thirty (30) days after the date on which the Buyer delivers to the Sellers such Final Closing Statement. The Buyer and the Sellers shall attempt to resolve any such disagreements in good faith. If the Buyer and the Sellers are unable to resolve all such disagreements on or before the date thirty (30) days following notification by the Sellers of any such disagreements, the Buyer and Seller shall jointly designate a third party nationally recognized independent public accounting firm (such accounting firm being referred to as the “Final Accounting Firm”) to resolve all such disagreements, who shall adjudicate only those items still in dispute with respect to the Final Closing Statement. In the event Buyer and Seller are unable to agree on a Final Accounting Firm, the parties shall submit the decision to retain a Final Accounting Firm to an independent arbitrator assigned by the American Arbitration Association, pursuant to said association’s rules, with any required proceeding to be held in Boston, Massachusetts. Such assigned arbitrator shall select such Final Accounting Firm and the decision of such arbitrator shall be binding on the parties.

(c) The Final Accounting Firm shall offer the Buyer and the Sellers the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Final Accounting Firm. The determination of the Final Accounting Firm shall be based solely on the written submissions by the Buyer and the Sellers and their respective representatives and shall not be by independent review. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within twenty (20) days after the Buyer and the Sellers submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In preparing its report, the Final Accounting Firm shall not assign a value to any disputed amount other than one submitted by the Buyer, on the one hand, or the Sellers, on the other hand. The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the parties. The fees, costs and expenses of the Final Accounting Firm shall be borne entirely by the party as to whom there is a negative adjustment overall. The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(d) Payment of Adjustments.

(i) If the Closing Indebtedness is greater than the Estimated Indebtedness, then the Sellers shall pay or cause to be paid the amount of such difference to the Buyer. Alternatively, if the Estimated Indebtedness is greater than the Closing Indebtedness, then the Buyer shall pay the amount of such difference to the Sellers in accordance with each Seller’s Pro Rata Portion.

(ii) If the Closing Net Working Capital is greater than the Estimated Net Working Capital, then the Buyer shall pay the amount of such difference to the Sellers in accordance with each Seller’s Pro Rata Portion. Alternatively, if the Estimated Net Working Capital is greater than the Closing Net Working Capital, then the Sellers shall pay the amount of such difference to the Buyer.

(iii) The adjustments to the Initial Purchase Price pursuant to Sections 1.4(d)(i) through (ii) above shall be netted against each other as applicable such that only a net amount (the “Net Adjustment Amount”) shall be paid. The Net Adjustment Amount shall be treated as an adjustment to the Initial Purchase Price by the Parties for Tax purposes. If the Net Adjustment Amount reflects a payment due to Buyer, the Buyer and the Sellers shall issue joint written instructions to the Escrow Agent to release the amount of such Net Adjustment Amount to the Buyer from the Escrow Amount upon the determination of Net Adjustment Amount. If the Net Adjustment Amount reflects a payment due to the Sellers, then the Buyer shall pay to the Sellers an amount equal to the Net Adjustment Amount such that each Seller receives its Pro Rata Portion of the Net Adjustment Amount. Payments to be made pursuant to this Section 1.4(d)(iii) shall be made by wire transfer in immediately available funds to the bank account(s) designated by the applicable party within three (3) Business Days of such final determination of the Final Purchase Price.

1.5 Gross Up. In addition to the Purchase Price, the Buyer shall pay to the Sellers (or pay on behalf of the Sellers, if so requested by Sellers) an amount equal to any additional Taxes due or incurred by Sellers as a result of the filing of the Elections (as defined in Section 5.9 of this Agreement) ( the”338(h)(10) Gross Up”) via wire transfer in immediately available funds to such accounts and in such amounts as designated in writing to the Buyer by the Sellers within 10 Business Days following payment of such amount by the Sellers the applicable Taxes relating to the Elections that are paid by the Sellers; provided, however, in no event shall the Buyer be obligated to pay the 338(h)(10) Gross Up, if Sellers have not provided the Buyer with documentation reasonably satisfactory to Buyer and its advisors evidencing and demonstrating the amount of the 338(h)(10) Gross Up and the payment thereof. Escrow. At Closing, Buyer will deposit in escrow for the benefit of the Sellers the Escrow Amount (in the form of the Promissory Notes). The Escrow Amount shall be held by and registered in the name of the Escrow Agent as partial security for the indemnification obligations under Article X pursuant to the provisions of the Escrow Agreement. The Buyer and the Sellers intend that, for Federal and State income tax purposes, the Sellers shall be treated as the owners of the Escrow Amount, subject to forfeiture based on indemnification claims.

1.6 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX and subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the transactions described herein (the “Closing”) will take place as promptly as practicable (and in any event within two (2) Business Days) after satisfaction or waiver of the conditions set forth in Articles VII and VIII, by escrow Closing or at the offices of Hinckley, Allen & Snyder, LLP, 28 State Street, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by the parties hereto. The date of such Closing is referred to herein as the “Closing Date” and the effective time of such Closing for accounting purposes shall be 12:01 a.m. EST on such date.

1.7 Witholding. The Buyer and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement and the transactions contemplated herein, or the Sellers shall remit to the Buyer or the Escrow Agent, as applicable, such amounts as the Buyer or the Escrow Agent, as applicable, may be required to pay, deduct or withhold therefrom under the Code or under any provision of federal, state, local or foreign Tax Law. To the extent such amounts are so paid, deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.8 Allocation of Purchase Price. The Final Purchase Price (and all other capitalized costs) shall be allocated among the assets of the Company in accordance with Code Section 1060 and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) and in accordance with the principles set forth on Schedule 1.8 hereto (the “Allocation Schedule”) and the Buyer shall deliver the Allocation Schedule to the Sellers’ Representative within 30 days after the determination of the Final Purchase Price pursuant to Section 1.4. The Buyer, the Company, the Sellers and their Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with the Allocation Schedule. The Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Buyer may reasonably request in connection with the preparation of the Allocation Schedule and any Tax Returns relating thereto. None of the Buyer, the Company and the Sellers shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

1.9 Earnout No.1. Commencing with the period beginning on January 1, 2016 and continuing thereafter for a period of two (2) years (each an “Earnout Year”), the Sellers shall be eligible to receive additional consideration (the “Earnout No. 1 Consideration”) (paid to the Sellers in accordance with each Seller’s Pro Rata Portion) in an amount not to exceed Five Million Dollars ($5,000,000), to be paid on an annual basis (collectively) of Two Million Five Hundred Thousand Dollars ($2,500,000). Sellers’ right to receive the Earnout No. 1 Consideration in an Earnout Year shall be subject to the Company’s satisfaction of agreed upon financial milestones in the applicable Earnout Year relating to the Company’s EBITDA and revenue, as set forth below. The Earnout No. 1 Consideration shall be paid to the Sellers on or within ninety (90) days following the completion of the applicable Earnout Year, and shall be paid no less than fifty (50%) percent via wire transfer in immediately available funds to such accounts and in such amounts as designated in writing to the Buyer by the Sellers, with the remainder to be paid pursuant to the issuance of Parent Shares (calculated by dividing the amount of the Earnout Consideration by the Average Closing Price) or via wire transfer in immediately available funds. For purposes of calculating the Earnout No. 1 Consideration, the following sets forth the financial milestones agreed to by the parties:

Earnout Year	Revenue	Target EBITDA
2016	$32,500,000	$4,500,000
2017	$34,000,000	$4,800,000

In the event that during an applicable Earnout Year, the Company satisfies both the revenue and EBITDA targets set forth above, the Sellers shall be entitled to receive the full amount of the Earnout No. 1 Consideration for the applicable Earnout Year ($2,500,000 collectively); provided, however, that: (i) if during the applicable Earnout Year the Company satisfies only one of the revenue or EBITDA targets, the Sellers shall be entitled to receive (collectively), for such Earnout Year, $1,250,000, and (ii) if during the applicable Earnout Year, the Company fails to achieve either of the revenue or EBITDA targets, the Sellers shall not be entitled to receive any Earnout No. 1 Consideration.

1.10 Earnout No. 2. If, during any Earnout Year, the Company exceeds the revenue targets referenced above, the Sellers shall be eligible to receive additional consideration (the “Earnout No. 2 Consideration”, and with the Earnout No. 1 Consideration, collectively, the “Earnout Consideration”), equal to fifty (50%) percent of the difference between the Company’s actual EBITDA for the applicable Earnout Year and the applicable Target EBITDA, not to exceed One Million Dollars ($1,000,000) in any

Earnout Year. The Earnout No. 2 Consideration shall paid to the Sellers on or within ninety (90) days following the completion of the applicable Earnout Year, and shall be paid no less than fifty (50%) percent via wire transfer in immediately available funds to such accounts and in such amounts as designated in writing to the Buyer by the Sellers, with the remainder to be paid pursuant to the issuance of Parent Shares (calculated by dividing the amount of the Earnout Consideration by the Average Closing Price) or via wire transfer in immediately available funds. With respect to the Earnout Consideration, nothing in this Agreement shall limit or restrict the Parent’s obligation to operate the business of the Company in good faith after the Closing.

1.11 Parent Shares. The Parent Shares shall be subject to all restrictions imposed by applicable law, and thereafter, the Parent Shares shall be freely tradable subject to the terms and conditions of the Parent’s standard form lock-up agreement. In connection with the receipt of the Parent Shares, the Sellers agree to execute and deliver all documents reasonably required by the Parent. Notwithstanding any provision in this Agreement to the contrary, Parent shall not issue Parent Shares under this Agreement to the extent (and only to the extent) such issuance would require the prior approval of the stockholders of Parent pursuant to NASDAQ Listing Rule 5635.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE SELLERS

The Company and the Sellers, jointly and severally, represent and warrant to the Buyer as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement. Each exception to a representation and warranty set forth in the Company Disclosure Schedules shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Schedule[; provided, however, that any information disclosed in any part of the Company Disclosure Schedule shall be deemed disclosed and incorporated into any other part of the Company Disclosure Schedule where it is reasonably apparent from the text of the disclosure that such disclosure is relevant to such other part.]1 For purposes of this Article II, where applicable, the term “Company” shall refer to each of the Company’s successors and/or assigns, and each of its Subsidiaries.

2.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. The Company has all requisite power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on the Company’s business as currently conducted. The Company is duly qualified to transact business as a foreign limited liability company and is in good standing in the jurisdictions set forth in Schedule 2.1 hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has previously delivered to the Buyer complete and correct copies of the certificate of organization of the Company (certified by the Secretary of State for the Commonwealth of Massachusetts as of a recent date) and the operating agreement of the Company. Neither the Company’s certificate of organization nor its operating agreement have been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument.

[1]	Subject to review of schedules.

2.2 Authorization.

(a) The Company has full limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized and approved by all necessary limited liability company actions. This Agreement constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in Law or in equity.

(b) The Sellers have the legal capacity to execute and deliver this Agreement and the agreements referenced herein to which he is a party and to consummate the Transactions. No further action is required on the part of the Seller to authorize this Agreement and the agreements referenced herein to which the Seller is a party and the Transactions. This Agreement and the agreements referenced herein to which the Seller is a party have been duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of the Sellers, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.3 Consents and Approvals; No Violations. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including specifically the transfer and sale of the Interests to the Buyer by the Sellers, will not: (i) violate or conflict with any provision of the certificate of organization or operating agreement, or other organizational documents of the Company as the case may be; (ii) breach, violate or constitute an event of material default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any contract, note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, or result in the creation of any Lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation; (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or by which its properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect; or (iv) require, on the part of the Company any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect.

2.4 Company Capital Structure.

(a) Other than the Interests, the Company does not have any other membership interests or other equity interests authorized, issued or outstanding. The Interests are held of record and to the Company’s Knowledge, beneficially by the Persons with the addresses and in the amounts set forth on Schedule 2.4(a). All Interests (i) have been duly authorized and validly issued and are fully paid, non-

assessable and not subject to preemptive rights or similar rights created by statute, the Company’s certificate of organization, operating agreement or any agreement or document to which the Company is a party or by which it is bound, and (ii) have been offered, sold, issued and delivered by the Company in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any of the Interests. Except as set forth above, as of the date of this Agreement no Interests, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into, derivative of or exercisable for such Interests, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, are issued, reserved for issuance or outstanding, nor are there any Company Equity Rights or other outstanding rights or claims thereto. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the Company may vote. Except as set forth on Schedule 2.4(a), the Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any Interests or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any Interests or other securities of the Company. There is no claim or basis for such a claim to any portion of the Final Purchase Price by any current or former member, option holder or warrant holder of the Company, or any other Person.

(b) Except as set forth on Schedule 2.4(b), the Company has not adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation to any Person and there are no outstanding Company Equity Rights or agreements of any character, written or oral, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Interests or equity or other ownership interest of the Company or obligating the Company to grant or enter into any such Company Equity Right. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or other similar rights with respect to the Company.

(c) Except as set forth in Schedule 2.4(c), there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting equity interests of the Company to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge, or (ii) agreements or understandings to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Interests. The holders of Interests and Company Equity Rights have been or will be properly given, or shall have properly waived, any required notice prior to the transactions contemplated herein.

2.5 Subsidiaries.

(a) Except for the Persons set forth in Schedule 2.5(a) (each a “Subsidiary”), the Company and/or the Sellers do not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries or the Company’s ability to consummate the transactions contemplated by this Agreement in a timely manner. The Company has delivered to the Buyer a true and correct copy of each Subsidiary’s certificate of incorporation and by-laws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof. Schedule 2.5(a) lists every jurisdiction in which each Subsidiary of the Company has facilities, maintains an office or has an Employee.

(b) The capitalization of each Subsidiary, including the identity of each holder of an outstanding equity interest therein, is as set forth on Schedule 2.5(b). All of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding share capital of each Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable.

2.6 Sufficiency of Assets. Except as described on Schedule 2.6 herein, the Company has good and marketable title to, or a valid leasehold interest in, all of the tangible personal property necessary for the conduct of its business as currently conducted and as expected to be conducted in the future, in each case free and clear of all Liens. The buildings, machinery, vehicles, equipment (including medical supplies) and other tangible assets that the Company owns and leases are in good operating condition (subject to normal wear and tear), have been maintained in the ordinary course of business and are sufficient for operating the Company’s business as currently conducted and as expected to be conducted in the future.

2.7 Financial Statements; Internal Controls.

(a) Attached hereto as Schedule 2.7(a) are the audited balance sheets of the Company as of as of December 31, 2015 and as of December 31, 2014 (the “Balance Sheet”) and the corresponding audited income statements, cash flow statements and statements showing the Company’s EBITDA for the fiscal periods then ended (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company as at the dates, and for the periods, stated therein. For the purposes of this Agreement, generally accepted accounting principles shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination (“GAAP”).

(b) The Company has in place systems and processes that: (i)provide it with reasonable assurances regarding the reliability of the Financial Statements, and in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements; and (ii) are adequate for its current business operations. To the Company’s Knowledge, there have been no instances of fraud, whether or not material, which occurred during any period covered by the Financial Statements.

(c) Except as otherwise described on Schedule 2.7(c) herein, to the Company’s Knowledge, no Employee has provided information to any Governmental Entity regarding the commission of any crime or violation of any Law applicable to the Company or any part of its operations.

2.8 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.8 herein, the Company is neither liable for nor subject to any Liability except for (i) those Liabilities reflected on the Balance Sheet and not previously paid or discharged, (ii) contractual and other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, which would not individually or collectively result in a Company Material Adverse Effect, (iii) those Liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business, which would not individually or collectively result in a Company Material Adverse Effect;

2.9 Absence of Certain Changes or Events. Except as set forth on Schedule 2.9 hereto, since July 1, 2015, the Company has carried on its business in all material respects in the ordinary course and consistent with past practice. Except as set forth on Schedule 2.9, since July 1, 2015, the Company has not: (i) incurred any material obligation or Liability (whether absolute, accrued, contingent or otherwise); (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in its method of applying any such principle or practice; (iv) made any change in payment terms or sales practices with respect to customers and suppliers; (v) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its properties, assets or business; (vi) mortgaged, pledged or subjected to any Lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vii) sold or transferred any of its assets, or canceled or compromised any debts or waived any claims or rights of a material nature; (viii) terminated, amended or waived with respect to any material contract, any material right; (ix) granted any general or specific increase in the compensation payable or to become payable to any of its Employees or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Company Employee Plan; or (x) entered into any agreement to do any of the foregoing.

2.10 Legal Proceedings, etc. Except as set forth on Schedule 2.10, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, pending or threatened against any of the officers, directors, partners, managers, employees, or agents of the Company. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the Knowledge of the Company, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the Knowledge of the Company, threatened against the Company or any of the Sellers which have been brought or initiated by an Employee or former Employee of the Company. Schedule 2.10 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in material compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 2.10 hereto sets forth all suits, actions, claims, proceedings or investigations regarding the Company, any equity security of the Company, Company Equity Rights or any of its assets which the Company has ever been involved in or received notice of.

2.11 Taxes.

(a) All Tax Returnsrequired to be filed by or with respect to the Company have been properly and timely filed. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all Laws. No claim has ever been made in writing to the Company by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and the Company does not conduct its business in, nor derive income from within or allocable to, any state, local, territorial or foreign jurisdiction other than those for which all Tax Returns have been furnished or made available to the Buyer. The Company does not have a permanent establishment outside the United States.

(b) Company has timely paid all Taxes which are due, whether or not shown on such Tax Returns, and for Taxes that are not yet due, the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the most recent Balance Sheet for such Taxes. The Company will establish, in the ordinary course of business and consistent with its past practices, any reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) necessary for the payment of all Taxes of the Company for the period from date of the most recent Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to the Buyer on or prior to the Closing Date. Since the date of the most recent Balance Sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP. There are no actions, examinations, audits or proceedings currently pending or, to the Knowledge of the Company, threatened against the Company by any Taxing Authority, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any Taxing Authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations or audits of any Tax Return of the Company by any Taxing Authority have been paid or are being contested in good faith and have been disclosed in writing to the Buyer. There are no Tax Liens on any of the assets of the Company except for Liens for Taxes not yet due or payable. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding.

(c) The Company is not a party to or bound by or has any obligation under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement or arrangement and the Company does not have any Liability for Taxes of any Person (other than the Company) or any Liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee, successor or guarantor or by contract, indemnification or otherwise.

(d) Company has withheld all amounts from its respective employees, agents, creditors, independent contractors and other Persons required to be withheld under the Tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign Laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, agent, creditor, independent contractor, or other Person.

(e) The Company has not received any written ruling of a Taxing Authority relating to Taxes or entered in any written and legally binding agreement with a Taxing Authority relating to Taxes. The Company has delivered or made available to the Buyer for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal, state, local and foreign income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not expired.

(f) The Company has not engaged in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code.

2.12 Title to Properties and Related Matters.

(a) The Company has good and marketable title to, or a valid leasehold or license interest in, the assets used to operate its business as currently conducted and as expected to be conducted in the future, free and clear of any claims, Liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) purchase money security interests and common Law vendor’s Liens, in each case for goods purchased on open account and having a fair market value of less than $10,000 in each individual case), and (ii) Liens for Taxes not yet due and payable) and the sale and purchase of the Interests to the Buyer pursuant hereto shall vest in the Buyer good and marketable title to, or a valid leasehold or license interest in, all of the assets of the Company, free and clear of any claims, Liens, pledges, security interests or encumbrances of any kind whatsoever subject only to the above exceptions, to the full extent of Company’s title to or leasehold or license in, each such purchased asset immediately prior to the Closing. All assets of the Company conform to all applicable Laws, statutes, ordinances, rules and regulations.

(b) Schedule 2.12(b) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures, equipment (including medical equipment and supplies, training and educational equipment and simulation equipment) and other items of personal property (except for Intellectual Property) currently owned or leased by the Company. Except as set forth on Schedule 2.12(b) hereto, all such personal property is in suitable operating condition under applicable material Laws and regulations (ordinary and reasonable wear and tear excepted), and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 2.12(c) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company. Except as set forth on Schedule 2.12(b) hereto, there are no assets leased by the Company or used in the operation of its business that are owned, directly or indirectly, by any Related Person. For the purposes hereof, “Related Person” shall mean any of the following (i) the Sellers; (ii) the spouses and children of any of the Sellers (collectively, “Near Relatives”); (iii) any trust for the benefit of any of the Sellers or any of their respective Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by the Sellers or by any of their respective Near Relatives.

(c) Schedule 2.12(c) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has previously delivered to the Buyer complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 2.12(c) hereto. Except as set forth on Schedule 2.12(c) hereto, (i) each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor, to the Knowledge of the Company, any other party is in material default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default by the Company or, to the Knowledge of the Company, a default by any other party under such lease; (iii) to the Knowledge of the

Company, there are no disputes or disagreements between the Company and any other party with respect to any such lease; and (iv) except as set forth on Schedule 2.12(c), there is no requirement under any such lease that the Company either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

(d) The Company does not own any real property or any interest in real property, except as identified in Schedule 2.12(d) of the Disclosure Schedule.

2.13 Intellectual Property.

(a) Schedule 2.13(a) sets forth a list of all (i) patents and patent applications owned by the Company, (ii) registered trademarks and material unregistered trademarks, owned by the Company, (iii) registered copyrights, copyright applications and material unregistered copyrights owned by the Company, (iv) domain names owned by the Company, and (v) a list of any other Intellectual Property owned by the Company or used in the Company’s business. Except as set forth in Schedule 2.13(a), use of said Intellectual Property does not require the consent of any other Person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by the Company, free and clear of any Liens. Except as set forth in Schedule 2.13(a), (a) no other Person (including any current or former Employee, consultant or independent contractor) has an interest in or right or license to use, or the right to license any other Person to use, any of said Intellectual Property, (b) there are no claims or demands of any other Person pertaining thereto and, to the Company’s Knowledge, no proceedings have been instituted, or are pending or threatened, which challenge the Company’s rights in respect thereof, (c) none of the patents, copyrights, trade names or trademarks listed in Schedule 2.13(a), is being infringed by another Person or is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation, and (d) said Intellectual Property does not infringe any patent, trade name, trademark or copyright of any other Person.

(b) Except as set forth on Schedule 2.13(b), the Company has not transferred ownership of, or granted any license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party.

(c) Company has taken reasonable steps to protect the Company’s rights in the Company’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company used or useful in the business of the Company, and, without limiting the foregoing, to the Knowledge of the Company, all trade secrets and other confidential information of the Company used or useful in the Business are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the Knowledge of the Company, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company. Except as set forth on Schedule 2.13(c), none of the Company, the Sellers, nor to the Knowledge of the Company, any of the Employees of the Company, have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such Persons bound by any consulting agreements relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the employees and consultants of the Company on behalf of the Company do not violate in any material respects any agreements or arrangements Known to the Company which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

(d) Except as set forth on Schedule 2.13(d), the operation of the Company’s business as currently conducted, including the design, development, manufacture, marketing and sale of the products or services of the Company has not and does not, with respect to products currently under development to the Company’s Knowledge will not, infringe or misappropriate the Intellectual Property of any third party or, to its Knowledge, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(e) Except as set forth on Schedule 2.13(e), the Company has not received any notice or other claim from any third party that the operation of the Company’s business or any act, product or service of the Company infringes, may infringe or misappropriate the Intellectual Property of any third party or may constitute unfair competition or trade practices under the Laws of any jurisdiction.

2.14 Contracts.

(a) Except as set forth on Schedules 2.14(a)-(d) hereto, the Company is not a party to, or subject to, does not have and may not acquire any obligations, rights or benefits under:

(i) any Contract that would restrict the ability of the Company or any of its affiliates (including any Contract that would restrict the ability of Buyer or any of its affiliates) to conduct or compete with any line of business or operations or beneficially own any assets, properties or rights, anywhere at any time;

(ii) any employment, contractor or consulting Contract with any of its current employees or individual consultants, contractors, or salespersons, or any Contract to grant any severance or termination pay (in cash or otherwise) to any current employees or consultants, contractors or salespersons;

(iii) any Contract, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property, in each case, providing for annual payments in excess of $5,000 individually or $10,000 in the aggregate;

(v) any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(vi) any Contract relating to capital expenditures and involving future payments in excess of $5,000 individually or $10,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit;

(ix) any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $5,000 individually or $10,000 in the aggregate;

(x) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement or outsourcing arrangement;

(xi) any nondisclosure or confidentiality agreement other than any nondisclosure or confidentiality agreements that relate to a proposed transaction regarding the sale of the Company prior to the date hereof that is no longer applicable; or

(xii) any other Contract that involves indemnification or other obligations of $5,000 individually or $10,000 in the aggregate or more.

(xiii) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (xii) of this subsection 2.14(a).

(b) The Company has previously provided or made available to the Buyer complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 2.14(a) hereto. Except as set forth on Schedule 2.14(b) hereto, (i) each contract listed in Schedule 2.14(a) hereto is in full force and effect; (ii) neither the Company, nor to the Knowledge of the Company, any other party is in default under any contract listed in Schedule 2.14(a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or to the Knowledge of the Company, a material default by any other party under such contract; (iii) to the Knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 2.14(a) hereto; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) Except as set forth on Schedule 2.14(c) hereto, neither the Company nor any Seller has issued any warranty or any agreement or commitment to indemnify any Person.

(d) Each of the contracts set forth on Schedules 2.14(a)-(d) hereto, is and always has been in compliance with all applicable Laws, including any and all Laws applicable to the Internet or the Company, or any other Law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of the Company’s business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect.

2.15 Employment Matters.

(a) Schedule 2.15(a) sets forth, (i) with respect to each current Employee (including any Employee who is on a leave of absence of any nature) and accurate as of two weeks prior to the execution of this Agreement (A) the name of such Employee and the date as of which such Employee was originally hired by the Company, and whether the Employee is currently on a leave of absence (and if so, what type of leave); (B) such Employee’s title; (C) such Employee’s base annual salary or annualized hourly compensation, accrued, but unused vacation and/or paid time off, and bonus and/or commission potential; (D) whether such Employee is not fully available to perform work because of a qualified disability or other leave and, the anticipated date of return to full service; and (E) the Company facility at which such Employee is deemed to be located.

(b) Schedule 2.15(b) contains a list of individuals, accurate as of two weeks prior to the execution of this Agreement, who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered or made available to the Buyer and are set forth on Schedule 2.15(b). Any such Persons now or heretofore engaged by the Company as independent contractors have been properly classified as such.

(c) Each employment agreement is set forth on Schedule 2.15(c) and a copy of each employment agreement and any amendment thereto has been provided or made available to the Buyer. Except as set forth in Schedule 2.15(c), the employment of each of the Employees is terminable by the Company at will. The Company has not, and to the Knowledge of Company, no other Person has, (i) entered into any agreement that obligates or purports to obligate the Buyer to make an offer of employment to any present or former Employee or consultant of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any present or former Employee or consultant of the Company of any terms or conditions of employment with the Buyer following the Closing.

(d) The Company has delivered or made available to the Buyer accurate and complete copies in all material respects of all employee manuals and handbooks, employment policy statements and employment agreements.

(e) (i) None of the Employees has given the Company written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement and to the Knowledge of the Company, no Employee has expressed any plans to terminate his or her employment or service arrangement with the Company; (ii) the Company does not have a present intention to terminate the employment of any current Employee; and (iii) except as set forth on Schedule 2.15(e), the Company is not, and has never been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

(f) The Company is not currently, nor has it been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There is not now pending and, to the Company’s Knowledge, no Person has threatened to commence, any slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(g) The Employees have been, and currently are, properly classified as exempt or non-exempt from the overtime requirements under state and federal law. The Company is not delinquent to, nor has it failed to pay, any of its Employees, consultants or contractors for any compensation or benefits they would be entitled under applicable Law.

(h) The Company does not have an established severance pay practice or policy. Except as set forth in Schedule 2.15(h), (i) the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable Law or otherwise; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company on or prior to the Closing Date, the Company will not have (A) any Liability that exists or arises under any Company benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company shall have satisfied in full all of its obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever.

(i) The Company is in compliance, in all material respects, with all applicable Laws, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees. There are no claims pending or, to the Company’s Knowledge, threatened, before any Governmental Entity or insurance provider, against the Company, which arise out of Company’s status as an employer. The Company, and to the Company’s Knowledge each Employee, is in compliance with all applicable visa and work permit requirements.

(j) Schedule 2.15(j) sets forth (i) each plan or agreement of the Company pursuant to which any amounts may become payable (whether currently or in the future including upon any future end of employment) to Employees of the Company as a result of or in connection with transactions contemplated by this Agreement and (ii) a summary of the nature and amounts that may become payable pursuant to each such agreement.

(k) All Employees working in the United States hired on or after November 7, 1986 are authorized for employment by the Company in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. No allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices. The Company has completed and retained in accordance with the Immigration and Naturalization Service regulations a currently valid Form I-9 for all Employees working in the United States hired on or after November 7, 1986, except those employees whose employment terminated on or before June 1, 1987. No current Employee is authorized for employment in the United States pursuant to a nonimmigrant visa that authorizes the employee to be employed by the Company.

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) sets forth each Company Employee Plan. The Company does not have any stated plan or commitment to establish or enter into any new Company Employee Plan or to modify any Company Employee Plan.

(b) Documents. The Company has delivered to the Buyer with respect to each Company Employee Plan: (i) correct and complete copies of the plan documents, including all amendments thereto and summary plan descriptions; and (ii) all IRS determination, opinion, or advisory letters relating to any retirement plans.

(c) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has received a favorable determination, opinion, or advisory letter from the IRS confirming such qualified status. There are no actions, audits, investigations, suits, or claims pending, or, to the Knowledge of the Company, threatened in writing (other than routine claims for benefits) with respect to any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan.

(d) Plan Status. Except as set forth on Schedule 2.16(d), neither the Company nor any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to (or been required to contribute to), (i) any plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiple employer plan, (iii) a plan subject to Section 409A of the Code, or (iv) any arrangement providing life insurance, medical (other than COBRA), or other benefits to any individual after his or her termination of employment. No Company Employee Plan is sponsored or maintained by any person that is or was considered to be a co-employer with the Company.

(e) Effect of Transaction. No Company Employee Plan contains any provision which could prohibit the transactions contemplated by this Agreement. No Company Employee Plan has terms requiring assumption thereof by Buyer or any of its Affiliates. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any Company Employee Plan, which (either alone or upon the occurrence of any additional or subsequent event) may result in any payment, acceleration, vesting or increase in benefits to any person.

2.17 Compliance with Applicable Law. Neither the Company nor any of its Subsidiaries is in violation in any respect, and has not been in violation in any respect, of any applicable safety, health or Environmental Law, any Law applicable to the Company, or any other Law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of the Company’s business, its operations, properties or assets that might materially adversely affect the Company, and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time, and without regard to any cure period) would reasonably be expected to constitute or result directly or indirectly in a violation by any of the Company, or a failure on the part of the Company to comply with, any of the foregoing. To the Knowledge of the Company, the Company has not received any notice alleging any such violation or seeking to investigate any potential violation, including, without limitation, from any “whistle-blower”, and to the Knowledge of the Company, there is no inquiry, investigation or proceeding relating thereto. Neither the Company nor any Employee has engaged in any illegal or fraudulent conduct on behalf of, for the benefit of or which is harmful to, the Company.

2.18 Permits.

(a) Schedule 2.18(a) sets forth an accurate and complete list of each Permit held by the Company or any of its Subsidiaries, and the Sellers have delivered to Buyer accurate and complete copies of all such Permits including all renewals and all amendments. The Permits identified in Schedule 2.18(a): (i) are valid and in full force and effect, and (ii) constitute all of the Permits necessary (A) to enable the Company to conduct its business in the manner it is currently conducted, and (B) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

(b) The Company is in compliance with the terms and requirements of the Permits identified or required to be identified on Schedule 2.18(a). No event has occurred and, to the Company’s Knowledge, no condition or circumstance exists, that might (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified on Schedule 2.18(a), or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit identified or required to be identified on Schedule 2.18(a).

(c) With respect to the Permits identified or required to be identified on Schedule 2.18(a), none of the Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) from any Governmental Entity regarding (i) any actual or possible violation of, or failure to comply with, any term or requirement of any such Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. No Governmental Entity has at any time challenged in writing the right of any of the Company or any of its Subsidiaries to offer or sell any of its products or services.

(d) All applications required to have been filed for the renewal of the Permits identified in Schedule 2.18(a) have been duly filed on a timely basis with the appropriate Governmental Entities, and each other notice or filing required to have been given or made with respect to such Permits has been duly given or made on a timely basis with the appropriate Governmental Entities.

2.19 Environmental Matters.

(a) The Company is, and at all times has been, in full compliance, in all material respects, with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Company nor any Seller has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Entity or private citizen acting in the public interest or (ii) the current or prior owner or operator of any facility of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Liabilities with respect to any facility or other property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility at or to which Hazardous Substances were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of the Company, threatened claims, Liens, or other restrictions of any nature resulting from any Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any facility or any other property or asset (whether real, personal or mixed) in which the Company has or had an interest.

(c) Neither the Company nor any Seller has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, injunction, decree, summons, warning or other communication (whether issued by a court, an arbitrator, Governmental Entity or an administrative agency) that relates to Hazardous Activity, Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Liabilities with respect to any facility or property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Substances generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) Neither the Company nor any other Person for whose conduct it is or may be held responsible, nor any Seller has any Liabilities with respect to any facility or, to the Knowledge of the Company, with respect to any other property or asset (whether real, personal or mixed) in which the Company (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any such facility or any such other property or asset.

(e) To the Company’s Knowledge, there are no Hazardous Substances present on or in the Environment at any Company facility or at any geologically or hydrologically adjoining property,

including any Hazardous Substances contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Company facilities or such adjoining property, or incorporated into any structure therein or thereon and there is no Environmental Condition. Neither the Company nor any Person for whose conduct it is or may be held responsible, nor any Seller, or to the Knowledge of the Company any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any facility or any other property or assets (whether real, personal or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of the Company, threat of Release, of any Hazardous Substances at or from any facility or at any other location where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any facility, or from any other property or asset (whether real, personal or mixed) in which the Company has or had an interest, or to the Knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other Person and there has been no Remedial Action.

(g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Substances or Hazardous Activities in, on, or under the Company facilities, or concerning compliance, by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

2.20 Ability to Conduct Business. There is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or Governmental Entity or regulatory body, agency or authority applicable to the Company or to which the Company is a party or by which it or any of its properties or assets is bound, that will prevent the use, after the Closing Date, of the properties and assets owned by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof and as expected to be conducted or rendered in the future. The Company has in force, and is in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of the Company’s business as currently conducted and as expected to be conducted in the future, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any notice of, and to the Knowledge of the Company, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

2.21 Insurance. Schedule 2.21 hereto sets forth a true and complete list of all insurance policies carried by the Company, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. Except as set forth on Schedule 2.21 hereto, all such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in a timely manner. Complete and correct copies of all such current insurance policies of the Company have been made available to the Buyer for inspection. The Company is not in default under any of such policies, and, to the Company’s Knowledge, the Company has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Company does not have Knowledge of any facts which would likely result in an insurer reducing coverage or increasing premiums on existing policies and to the Company’s Knowledge, all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing. Except as set forth on Schedule 2.21 herein, there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

2.22 Brokers; Payments. Except as set forth on Schedule 2.22, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions with parties other than the Buyer. No valid claim exists against the Company or, based on any action by the Company, against the Company for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

2.23 Interested Party Transactions.

(a) Except as set forth on Schedule 2.23(a), to the Company’s Knowledge, no Related Person has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any agreement to which the Company is a party or by which they or their properties or assets are bound; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.23.

(b) Except as set forth on Schedule 2.23(b), there are no receivables of the Company owed by any Related Person other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). The Sellers have not agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or Liability of the Company.

2.24 Absence of Questionable Payments. Neither the Company nor any of its members, managers, officers, agents, employees or any other Persons acting on their behalf has (i) used any Company or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, candidates or members of political parties or organizations or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law; (ii) made any payment or provided services which were not legal to make or provide which the Company or any Affiliate thereof or any such officer, employee or other person should reasonably have Known were not legal for the payee or the recipient of such services to receive; or (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

2.25 Projections. The projections previously provided to the Buyer (i) have been prepared by management of the Company in good faith, (ii) were based on assumptions believed by management of the Company to be reasonable in light of current conditions and current facts Known at the time made and (iii) represent good faith estimates by management of the Company as to the financial performance of the Company for the periods indicated, but do not represent any guarantee or assurance of the future financial results of the Company (it being understood that such projections are subject to uncertainties and contingencies that are beyond the control of the Company and its management).

2.26 Receivables; Accounts Payable.

(a) All receivables of the Company included in the Financial Statements are valid and collectible obligations (net of any reserve for collectability with respect hereto reflected in the Financial Statements which such reserve is adequate and appropriate and made in accordance with GAAP), were not and are not subject to any written or any oral, material offset or counterclaim and have arisen from bona fide transactions by the Company. The Company’s receivables are reflected on the Balance Sheet included in the Financial Statements in accordance with GAAP applied on a basis consistent the preparation of the Balance Sheet. Since March 31, 2016, there have not been any material write-offs as uncollectible of any of the Company’s receivables. Schedule 2.26(a) sets forth a true and correct list of each account receivable of the Company (and the age of such receivable), as of March 31, 2016.

(b) Schedule 2.26(b) sets forth a true and correct list of each account payable of the Company (and the age of such payable), as of March 31, 2016..

2.27 Franchise. The Company is not a party to, and is not bound by any franchise-related contract or arrangement. The Company does not operate its business as a franchise and is not subject to any federal or state Law or regulation as a franchise.

2.28 Customers and Suppliers.

(a) Schedule 2.28(a) lists the Company’s (a) ten (10) largest customers in terms of revenues during the twelve (12) month period ended as of January 31, 2015 and as of January 31, 2016 (“Top Customers”) and the total amount for which each Top Customer was invoiced by the Company for the twelve (12) month period ended as of January 31, 2015 and as of January 31, 2016, and (b) ten (10) largest suppliers during the twelve (12) month period ended as of January 31, 2015 and as of January 31, 2016 (“Top Suppliers”) and the total amount for which each Top Supplier invoiced the Company for the twelve (12) month period ended as of January 31, 2015 and as of January 31, 2016.

(b) The Company has not received written notice of, nor has Knowledge of, termination or an intention to terminate the relationship with the Company, or a material change in the rate of purchasing or supplying products and/or services to or from the Company, or a material change in pricing (whether on a per-unit basis or otherwise), by a Top Customer or a Top Supplier (whether as a result of the consummation of the transactions or otherwise).

(c) Schedule 2.28(c) provides a description of any discount or rebate program granted by the Company to any Top Customer or to the Company from any Top Supplier, as well as (i) the aggregate dollar amount of each such program and (ii) the remaining life of each such program.

(d) The Company has not experienced and there does not exist, any material quality control or similar problems with any of the products and/or services currently being supplied to the Company by the Top Suppliers.

2.29 Competitor Activity. To the Knowledge of the Company, no Person which is directly or indirectly in competition with the Company has taken or effected, or has threatened to take or effect, any action or plan that has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.

2.30 Seller Representations. Each Seller (a) has good and valid title to the Interests being sold by it to the Buyer hereunder free and clear of any Liens other than those imposed by applicable Laws; (b) has had an opportunity to consider its sale and transfer of the Interests and the consummation of the transactions contemplated by this Agreement, has been advised by an attorney with respect to such matters, and has had an opportunity to question, and receive answers from, the executive officers of the Company regarding the same; (c) understands that the value of the Interests being sold by it hereunder may appreciate in the future (including in the immediate future) and that upon, and by virtue of, its sale of the Interests being sold by it hereunder, it will be precluded from sharing or benefiting from any such appreciation; (d) either alone or with the assistance of its own professional advisors, has Knowledge in the Company’s and its Subsidiaries’ financial and business affairs and has had access to full and complete information regarding the Company and its Subsidiaries and their respective businesses and operations; (e) either alone or with the assistance of its own professional advisors, has independently evaluated the fairness and reasonableness of the consideration being paid for the Interests hereunder in light of the Company’s and its Subsidiaries’ historical revenue, operating income, net income, capitalization, current financial position and results of operation, and the Company’s and its Subsidiaries’ future prospects; and (f) is not relying on any representations or warranties made by any person or entity in its decision to enter this Agreement or any other document related thereto or to consummate the transactions contemplated thereby other than those explicitly set forth herein or therein. Except as set forth on Schedule 2.30 herein none of the Sellers, nor any officer, director or manager of the Company has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (ii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iii) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or State commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

2.31 Disclosure. The Company has not failed to disclose to the Buyer any fact that is reasonably more likely than not to have a Company Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect. No representation or warranty by the Company contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

The Buyer represents and warrants to the Company as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Buyer Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

3.1 Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite limited liability company power and authority to own, operate and lease the properties and assets the

Buyer now owns, operates and leases and to carry on the Buyer’s business as currently conducted. The Buyer is duly qualified to transact business as a limited liability company and is in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Buyer or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Buyer Material Adverse Effect. The Buyer has previously made available to the Company complete and correct copies of its certificate of incorporation and all amendments thereto as of the date hereof.

3.2 Authorization. The Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer have been duly and validly authorized and approved by all necessary limited liability company action on the part of the Buyer. This Agreement constitutes the legal and binding obligation of the Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in Law).

3.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provisions of the certificate of formation of the Buyer; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Buyer is a party, or by which it or its properties or assets may be bound, or result in the creation of any Lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Buyer pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Buyer Material Adverse Effect; (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Buyer or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Buyer Material Adverse Effect; or (iv) require, on the part of the Buyer, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Buyer Material Adverse Effect.

3.4 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

3.5 Disclosure. The Buyer has not failed to disclose to the Company any fact that is reasonably more likely than not to have a Buyer Material Adverse Effect or impede or impair the ability of the Buyer to perform its obligations under this Agreement in any material respect. No representation or warranty by the Buyer contained in this Agreement and no statement contained, when considered together as a whole, in any of the Buyer Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

CONDUCT OF BUSINESS PRIOR

TO THE CLOSING DATE

4.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Closing Date, the Company and the Sellers agree that the Company, and the Sellers shall cause the Company, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Buyer:

(a) will carry on its business only in the ordinary course and consistent with past practice;

(b) will keep all Intellectual Property in full force and effect and will not sell, license or otherwise transfer such Intellectual Property to a third party, and will not agree with any third party to do so;

(c) will not form any subsidiaries;

(d) will use its best efforts to preserve intact its present business organization, keep available the services of its officers and employees and preserve its relationships with customers, suppliers, partners, Affiliates and others having business dealings with it to the end that the Company’s business and its goodwill shall not be materially impaired at the Closing Date;

(e) will not (i) make any capital expenditures individually or in the aggregate in excess of $10,000, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually or in the aggregate in excess of $10,000 annually, (v) incur or guarantee any additional Indebtedness for borrowed money, (vi) create or permit to become effective any security interest, mortgage, Lien, charge or other encumbrance on any of its properties or assets, or (vii) enter into any agreement to do any of the foregoing;

(f) will not adopt or amend any Company Employee Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees, beneficiaries or any other person or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements or enter into any agreement to do any of the foregoing, except as specifically required by the terms of such plans or agreements;

(g) will promptly advise the Buyer of the commencement of, or threat of (to the extent that such threat comes to the Knowledge of the Company) any claim, action, suit, proceeding or investigation (collectively, a “Claim”) against, relating to or involving the Company, or any of its officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby and will not settle any Claim;

(h) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

(i) will not enter into any agreement to dissolve, merge, consolidate or, sell any material assets of the Company or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $10,000 in the aggregate;

(j) will not (i) change the method of accounting of the Company, (ii) make, revoke or change any Tax elections, (iii) enter any settlement or compromise of any Tax claim or Liability with any Taxing Authority, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or Liability or (v) amend any Tax Return;

(k) will not (i) make any payments to officers, directors, partners or managers, or (ii) make or pay any dividend, bonus, redemption or other distribution to Sellers, other than Tax distributions with respect to the period up to and including the Closing Date;

(l) will not enter into any agreements with contractors or consultants (or amend or authorize additional work orders with respect to any such existing agreements), except as contemplated by this Agreement;

(m) will not change, accelerate, extend or alter, in each case, the payment terms of any existing contract or agreement nor enter into any contract or agreement with payment terms (including timing) not materially consistent with past practice;

(n) incur any reversals or reserves;

(o) accelerate the collection of any accounts receivable, or write-off any accounts receivable or notes receivable;

(p) delay or postpone the payment of accounts payable and other Liabilities;

(q) commence or settle any material litigation or arbitration or other Legal Proceeding;

(r) discourage customers, Employees, affiliates, suppliers, lessors, and other associates of the Company from maintaining the materially same business relationships with the Company after the date of this Agreement as were maintained prior to the date of this Agreement;

(s) will not change or alter the systems, plans or policies regarding management of tangible personal property;

(t) use any special promotional or rebate activity; or

(u) agree or commit to do any of the foregoing.

4.2 Other Negotiations. The Company and the Sellers will not, nor will the Company or the Sellers permit any of the Company’s officers, directors, managers, consultants, employees, agents, partners and Affiliates on its behalf to, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than the Buyer) regarding any acquisition of the Company, any merger or consolidation with or involving the Company or any acquisition of any material portion of the stock or assets of the Company or any equity or debt financing of the Company or any sale or license of Intellectual Property rights or any business combination, recapitalization, joint venture or other major transaction involving the Company (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than the Buyer. If between the date of this Agreement and the termination of this Agreement pursuant to Article IX, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify the Buyer immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company under this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Properties and Records. The Company and the Sellers will provide (or will cause to be provided) to the Buyer and the Buyer’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to its premises and properties and its books and records (including, without limitation, contracts, leases, financial information, insurance policies, litigation files, minute books, accounts, working papers and Tax Returns filed and in preparation) and will cause the Company’s officers to furnish to the Buyer and the Buyer’s authorized advisors such additional financial, Tax and operating data and other information as the Buyer shall from time to time reasonably request. All of such data and information shall be kept confidential by the Buyer and the Company unless and until the transactions contemplated herein are consummated.

5.2 Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his or its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement.

5.3 Material Events. At all times prior to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event which will or may reasonably be expected to result in the failure to satisfy any of the conditions specified in Article VII or Article VIII hereof.

5.4 Fees and Expenses. Except as otherwise agreed to by the parties, the Buyer, the Company and the Sellers shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors however the Company shall pay the Sellers fees, costs and expenses up to and including the Closing. At the Closing, Buyer agrees to reimburse the Sellers for the fees incurred in connection with the Financial Statements and Supplementary Information issued by Kahn, Litwin, Renza & Co., Ltd.

5.5 Supplements to Disclosure Schedules. From time to time prior to the Closing Date, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

5.6 Tax Matters.

(a) All Taxes, whether levied on the Company, the Sellers, the Buyer or any of their respective Affiliates, successors or assigns, resulting from the transactions contemplated herein or any other activities involving the Company prior to the Closing or otherwise on account of this Agreement, shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file, or cause to be filed, all necessary Tax Returns with respect to all such Taxes in accordance with this Section 5.6. Any Transfer Taxes imposed upon the sale or transfer of the Interests shall be paid by the Sellers when due.

(b) The Buyer shall be solely responsible for all Taxes arising from the ownership of the Interests and the operations of the Company by the Buyer for periods (or portions thereof) beginning after the Closing Date (the “Post-Closing Period”), together with the 338(h)(10) Gross Up.

(c) The Sellers shall be responsible for and shall promptly pay when due all Taxes attributable to periods (or portions thereof) ending on or before the Closing Date (the “Pre-Closing Period”). The Buyer shall be responsible for and shall promptly pay when due all Taxes attributable to the Post-Closing Period. All Taxes for the Straddle Period shall be apportioned between the Pre-Closing Period and the Post-Closing Period, as follows: (i) in the case of Taxes imposed on a periodic basis (such as real property Taxes, personal property Taxes and similar ad valorem Taxes), the portion allocable to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes based upon or related to income or receipts, and sales and use Taxes), the portion allocable to the Pre-Closing Period shall be determined as if such Tax period ended as of the close of business on the Closing Date. Upon receipt of any bill for such Taxes, Buyer, on one hand, and the Sellers, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.6 together with such supporting evidence as is reasonably necessary to calculate the pro-ration amount. The pro-ration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that Buyer or the Sellers shall make any payment for which they are entitled to reimbursement under this Section 5.6, the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(d) The Sellers shall, at its cost and expense, prepare or cause to be prepared, and file or cause to be filed with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company for all periods ending on or before the Closing Date, and shall pay or cause to be paid all Taxes due with respect to such Tax Returns; provided, however, that no such Tax Return shall be filed without the prior written consent of Buyer (which shall not be unreasonably withheld). Such Tax Returns shall be prepared in a manner consistent with past practices and in compliance with applicable Laws.

(e) Buyer shall prepare or cause to be prepared, and file or cause to be filed with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company for all Straddle Periods, and subject to the Buyer’s right to reimbursement from the Sellers under Section 5.6(c), shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with past practices and in compliance with applicable Laws.

(f) Buyer and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Interests and the Company, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Company, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Buyer and the Company and the Sellers shall retain all books and records with respect to Taxes pertaining to the Interests and the Company for a period of at least 6 years following the Closing Date. Buyer and the Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Interests.

5.7 Section 280G Approval. If the Company is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain such approval as promptly as is practicable after the date hereof and in any event prior to the Closing.

5.8 Approvals; Filings with Governmental Entities.

(a) The Company and the Sellers shall use commercially reasonable efforts to obtain all third party approvals identified in Schedule 2.3 and Buyer agrees to cooperate, at the Sellers’ expense, with the Company in order to obtain all such third party approvals.

(b) No party to this Agreement shall agree to participate in any meeting or conference with any Governmental Entity in respect of any filings, investigation or other inquiry under any antitrust Law unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate at such meeting or conference. Buyer shall be entitled to direct any proceedings or negotiations with any Government Entity under any antitrust Law in connection with the transactions contemplated herein.

5.9 Tax Elections. Subject to the payment of the 338(h)(10) Gross Up to the Sellers, each Seller will, at the request of Buyer, join in elections (the “Elections”) under Section 338(h)(10) of the Code and the regulations promulgated thereunder in respect of the purchase of the Interests pursuant to this Agreement and under any corresponding or similar provisions of state or local law in respect of such purchase. In the event Buyer requests the Sellers to join in the Elections, the Sellers and Buyer will report the transfers under this Agreement consistent with the Elections (including the Purchase Price Allocation) on all applicable Returns and neither the Sellers nor Buyer will take a position contrary to the Elections unless required to do so by applicable Tax laws pursuant to a determination as defined in Section 1313(a) of the Code. Buyer and the Sellers agree to cooperate, and to cause their respective affiliates to cooperate, with the other(s) in preparing, executing and filing any Tax forms and other documents required under Section 338(h)(10) of the Code and other applicable laws so that the Elections will be made in a proper and timely manner. In the event of any purchase price adjustment hereunder, Buyer and the Members agree to adjust the Purchase Price Allocation to reflect such purchase price adjustment and to file consistently any Returns required as a result of such purchase price adjustment.

5.10 Blanchard Guarantee. Subsequent to the Closing, the Company shall indemnify and hold harmless Blanchard with respect any Losses incurred by Blanchard for claims arising after the Closing arising out of his guarantee of the lease for the property identified as 150H New Boston, Woburn MA (the “Woburn Lease”).

ARTICLE VI

COVENANTS OF THE SELLERS

The Sellers each hereby agree that for a period of five (5) years following the Closing Date, he will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member, manager or stockholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than one percent (1%) of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter market), including that of a lender or financing party, which is directly or indirectly in competition with the Buyer, its Affiliates or the business of the Company. The Sellers each hereby agree that, for a period of five (5) years following the Closing Date hereof, he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact any of the employees, consultants, agents, suppliers, customers or prospects of the Buyer, its Affiliates or the business of the Company that were such with respect to the Buyer, its Affiliates or the business of the Company at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Buyer, its Affiliates or the business of the Company at any time during such five (5) year period.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF

THE BUYER

The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Buyer in its sole discretion):

7.1 Representations and Warranties True. The representations and warranties of the Company and the Sellers which are contained in this Agreement, or contained in any Schedule, exhibit, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing the Company shall have delivered to the Buyer a certificate (signed by the Sellers and on behalf of the Company by its President or Chief Executive Officer) to that effect with respect to all such representations and warranties made by the Company and the Sellers.

7.2 Performance. The Company and the Sellers shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by any of them on or prior to the Closing Date, and at the Closing the Company shall have delivered to the Buyer a certificate (duly executed by the Sellers and on behalf of the Company by its President or Chief Executive Officer) to that effect with respect to all such obligations required to have been performed or complied with by the Company and the Sellers on or before the Closing Date.

7.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

7.4 Purchase Permitted by Applicable Laws; Legal Investment. The Buyer’s purchase of and payment for the Interests (i) shall not be prohibited by any applicable Law or governmental order, rule, ruling, regulation, release or interpretation, (ii) shall not subject the Buyer to any penalty, Tax, Liability or, in the reasonable judgment of the Buyer, any other onerous condition under or pursuant to any applicable Law, statute, ordinance, regulation or rule, (iii) shall not constitute a fraudulent or voidable conveyance under any applicable Law, and (iv) shall be permitted by all applicable Laws, statutes, ordinances, regulations and rules of the jurisdictions to which the Buyer is subject.

7.5 Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Interests, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Buyer.

7.6 Consents. Except as set forth on Schedule 7.6 herein, all approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Sellers or the Buyer in connection with the transactions contemplated by this Agreement and the sale of the Interests as set forth on Schedule 7.6 attached hereto shall have been obtained and shall be in full force and effect.

7.7 Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to the Buyer:

(a) one or more certificates representing, in the aggregate, all the outstanding Interest accompanied by a completed and duly executed instrument of transfer with respect to each certificate and any other instrument(s) necessary to effect the transfer of such Interest to Buyer in accordance with this Agreement;

(b) the Escrow Agreement executed by Buyer, the Sellers and the Escrow Agent (the “Escrow Agreement”);

(c) The Employment Agreements in the form attached hereto as Exhibits C-1 and C-2, executed by Buyer and each of the Sellers (the “Employment Agreements”);

(d) The Sellers shall resign from their positions as directors, managers and officers of the Company; and

(e) one or more payoff letters, drafts of which shall have been delivered to the Buyer at least three (3) Business Days prior to the Closing Date, executed by the lenders, capital lease lessors (but not operating lease lessors), or other financing sources of any Indebtedness of the Company, including, but not limited to, those set forth on Schedule 7.7(h) (x) setting forth all amounts necessary to be paid to repay in full any such Indebtedness through the Closing Date, and (y) providing that, upon payment in full of such amounts, all obligations with respect to the Indebtedness owed to such lender, lessor, or other financing source will be satisfied and released, each in form and substance reasonably satisfactory to the Buyer; and

(f) A lease agreement for the property known and identified as 407 South Street East, Unit A2, Raynham, Massachusetts with S-Works Realty, LLC in the form of Exhibit D (the “Lease Agreement”).

7.8 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

7.9 Supporting Documents. The Company shall have delivered to the Buyer a certificate (i) of the Secretary of Commonwealth of Massachusetts dated as of the Closing Date, certifying as to the legal existence and good standing of the Company; and (ii) of the Secretary of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the certificate of organization of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the operating agreement of the Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the managers of the Company and the Sellers, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the company this Agreement and the other agreements related hereto; and (iii) satisfactory evidence that tax good standings, waivers of state tax Liens and state clearance certificates from each such jurisdiction in which the Company does business has been applied for, and in lieu of each such certificate, the Company will provide to the Buyer written evidence as to the absence of any Liens of any kind on the assets of the Company for inspection taxes, which will be certified by the Company’s Treasurer.

7.10 Release of Liens. The Company shall have obtained to the satisfaction of the Buyer, the releases from creditors needed to terminate any security interests granted by the Company in respect of the assets of the Company, if any, including, without limitation, Uniform Commercial Code termination statements (or other jurisdictional equivalents) and landlord estoppels and consents.

7.11 Customers and Suppliers. Buyer shall have held discussions with the customers and suppliers of the Company, which discussions shall be satisfactory to the Buyer in its reasonable discretion.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY AND THE SELLERS

The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company or the Sellers in their sole discretion):

8.1 Representations and Warranties True. The representations and warranties of the Buyer contained in this Agreement, or contained in any Schedule, exhibit, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing the Buyer shall have delivered to the Sellers a certificate (signed on its behalf by an officer of the Buyer) to that effect with respect to all such representations and warranties made by such entity.

8.2 Performance. The Buyer shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing the Buyer shall have delivered to the Sellers a certificate (signed on its behalf by an officer of the Buyer) to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

8.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Buyer which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Buyer Material Adverse Effect.

8.4 Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Interests, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Sellers.

8.5 Termination of Lease. Company has fully effectuated written notice to the lessor of the Woburn Lease (as described on Schedule 2.12 (c) attached hereto) terminating said Lease, effective as of the end of the Woburn Lease’s current term.

8.6 Supporting Documents. The Buyer shall have delivered to the Sellers (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Buyer, and (ii) a certificate of the Manager of the Buyer, dated the Closing Date, certifying on behalf of the Buyer (a) that attached thereto is a true and complete copy of all resolutions adopted by the Managers of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (b) to the incumbency and specimen signature of each officer of the Buyer executing this Agreement and the other agreements related hereto.

8.7 Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to the Sellers:

(a) The Cash Consideration and the Promissory Notes.

(b) The Escrow Agreement;

(c) The Employment Agreements; and

(d) The Lease Agreement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written consent of the Company, the Sellers and the Buyer;

(b) by either the Company and the Sellers, on the one hand or the Buyer, on the other hand:

(i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(ii) if the Closing Date shall not have occurred on or before      2016, provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose (or whose Affiliate(s)’) breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or

(iii) if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other party set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within twenty (20) Business Days following receipt by the breaching party of notice of such breach.

9.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no Liability on the part of any of the parties hereto or (in the case of the Company and the Buyer) their respective officers or directors, except for Sections 5.4 and 11.6, and the last sentence of Section 5.1, which shall remain in full force and effect, and except that nothing herein shall relieve any party from Liability for a breach of this Agreement prior to the termination hereof.

ARTICLE X

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES; ESCROW

10.1 Indemnity Obligations. Subject to Sections 10.3 and 10.4 hereof, each of the Sellers, by adoption of this Agreement and approval of the transactions contemplated hereby, jointly and severally agree for a period of eighteen (18) months from the date of the Closing, to indemnify and hold the Buyer (including its representatives and Affiliates (the “Indemnified Parties”) harmless from, and to reimburse the Buyer for, any Losses directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company or the Sellers set forth in Article II of this Agreement or any Schedule or certificate delivered by the Company or the Sellers pursuant hereto; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company or the Sellers which are contained in this Agreement or any agreement entered into in connection herewith including, without limitation, the covenants set forth in Article VI of this Agreement; (iii) any event, act or occurrence arising out of the operations of the Company prior to the Closing; (iv) any claims by any current or former holder of any equity interest or equity security of the Company (including any predecessors), including any Interests or other Company Equity Rights, relating to or arising out of this Agreement and the transactions contemplated hereby (including any Third Party Claim to any portion of the Final Purchase Price); (v) any Taxes payable by the Company relating to any Pre-Closing Period and any Taxes payable by the Sellers, excluding the 338(h)(10) Gross Up; or (vi) any suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations to which any of the Sellers, the Company or any of its members, managers, employees, consultants or agents are party arising out of or relating to the operations of the Company prior to the Closing, including, without limitation, in connection with any claims brought by former employees of the Company (all of the foregoing collectively, the “Indemnifiable Matters”).

10.2 Notification of Claims.

(a) Subject to the provisions of Section 10.3 below, in the event of the occurrence of an event pursuant to which the Buyer shall seek indemnity pursuant to Section 10.1, the Buyer shall provide the Sellers with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Sellers, all relevant information which is material to the claim and which is in the possession of the Indemnified Party. The Buyer’s failure to give a timely Claim Notice or to promptly furnish the Sellers with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the Indemnified Party.

(b) The Sellers shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to the Buyer, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Buyer; provided, however, that the Buyer shall control such defense, settlement, adjustment or compromise. The expense of any such defense, settlement, adjustment or compromise, including the Buyer’s counsel and any counsel chosen by the Sellers shall be borne by the Sellers. The Buyer shall have the right to settle any such Third Party Claim; provided, however, that the Buyer may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Notwithstanding the other provisions of this Section 10.2, if a third party asserts (other than by means of a lawsuit) that the Buyer is liable to such third party for a monetary or other obligation for which the Buyer expects to seek indemnification pursuant to this Article X, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Sellers, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article X, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article X, for any such Losses for which it is entitled to indemnification pursuant to this Article X (subject to the right of the Company to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article X).

10.3 Duration. All representations and warranties set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto and hereunder (all of the foregoing collectively, the “Surviving Obligations”), shall survive the Closing but, any indemnity claims may only be asserted by Buyer for a period of eighteen (18) months from the date of Closing except for indemnity claims as to which a Claim Notice shall have been duly given and also as provided in the immediately following sentence, and all other Surviving Obligations shall expire thirty-six (36) months from the date of Closing. Notwithstanding the foregoing, (a) claims for (i) breaches of the representations and warranties set forth in Sections 2.1, 2.2, 2.3(i), 2.4 , 2.5, 2.11, 2.12, 2.16, 2.19, 2.22, 2.24, and 2.30 (the “Fundamental Representations”) and (ii) Indemnifiable Matters brought in connection with Sections 10.1(ii) through (vi) shall survive the Closing Date until three (3) years (provided that if a federal statute of limitations is applicable to such claim and such federal statute of limitations runs for longer than three (3) years, then such claim shall survive the Closing Date until the expiration of such applicable federal statute of limitations plus sixty (60) days) and (b) claims relating to or arising from intentional misrepresentation, willful misconduct or fraud shall be independent of, and shall not be limited by, the Agreement and shall survive the Closing Date indefinitely.

10.4 Liability.

(a) The maximum collective liability of the Sellers for any Indemnifiable Matter brought in connection with Section 10.1(i) shall be limited to Two Million Dollars ($2,000,000) (the “Indemnity Cap”). Notwithstanding the foregoing, the Indemnity Cap shall not apply with respect to Indemnifiable Matters brought in connection with (i) breaches of the Fundamental Representations, (ii) Sections 10.1(ii) through (vi) or (iii)any fraud by the Company (pre-Close) and/or Sellers related to the transactions contemplated hereby.

(b) Except with respect to the claims arising out of a breach of the Fundamental Representations, breaches of Sections 10.1(ii) through (vi), or any fraud by the Company and/or Sellers related to the transactions contemplated hereby, Buyer shall only seek to recover against any claims from the Escrow Amount until such time as there are no funds remaining in the Escrow Amount and no other assets of the Sellers. To the extent that the outstanding amounts due the Sellers pursuant to the Promissory Notes is identical, in the event that Buyer incurs Losses pursuant to Article X, Buyer will direct the Escrow Agent to offset the fifty (50%) percent of the Losses from each Seller.

Notwithstanding anything to the contrary herein, the Sellers shall not be obligated to indemnify the Indemnified Parties until the aggregate of all Losses related to claims to which the Indemnified Parties would otherwise be entitled exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), after which such applicable indemnifying party shall be liable for all such Losses from the first dollar. Notwithstanding the foregoing, the Basket shall not apply with respect to Indemnifiable Matters brought in connection with (i) breaches of the Fundamental Representations or (ii) Sections 10.1(ii) through (vi) or (iii) any fraud by the Company and/or Sellers related to the transactions contemplated hereby. Notwithstanding any of the foregoing, claims for breaches of the representations, warranties and covenants relating to or arising from intentional misrepresentation, willful misconduct or fraud shall be independent of, and shall not be limited by, the Agreement.

10.5 No Contribution. The Company and the Sellers hereby waive, acknowledge and agree that the Company and the Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Buyer in connection with any indemnification payments which the Company or the Sellers are required to make under this Article X. Nothing contained in this Article X shall limit a Seller’s right of contribution or right of indemnity from another Seller.

10.6 Treatment of Indemnity Payments. All payments made pursuant to this Article X pertaining to any indemnification obligations shall be treated as adjustments to the Final Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by Law.

10.7 Escrow. The Escrow Amount shall be held by the Escrow Agent for a period ending on the twenty-four (24) months anniversary of the Closing, (the “Escrow Release Date”), except the Escrow Amount may be withheld after the Escrow Release Date for so long as is reasonably necessary to satisfy claims for indemnification which are subject to a Claim Notice delivered prior to the Escrow Release Date. The Escrow Amount shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

10.8 General Release.

(a) The Company and each of the Sellers does from and after the Closing hereby release forever and discharge the Buyer and its Affiliates, and each of their respective officers, managers, directors, members and employees (collectively, the “Releasees”), of and from any and all actions, claims, damages and Liabilities of any kind or nature whatsoever that relate to or arise out of any dealings, relationships or transactions by and between the Company and such Seller, on the one hand, and any Releasee, on the other hand, in law or equity, which against any Releasee the Company or such Seller has ever had, now has or which he, she or it hereafter can, shall or may have, whether or not now Known, from the beginning of the world to the Closing Date (the “Causes of Action”). The Company and each of the Sellers understands and agrees that it is expressly waiving all claims, even those it may not know or suspect to exist, which if Known may have materially affected the decision to provide this release, and the Company and such Seller expressly waives any rights under applicable Law that provide to the contrary. Furthermore, each Seller further agrees not to institute any litigation, lawsuit, claim or action against any Releasee with respect to the released Causes of Action.

(b) The release set forth in Section 10.8(a) shall not apply to any rights the Company or any Seller has pursuant to (i) this Agreement, the transactions or any other documents contemplated hereby or thereby and (ii) any claim of fraud.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument signed on behalf of the party against whom enforcement is sought.

11.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

11.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 11.3):

(a)	if to Buyer, to:

Revolution Lighting Technologies, Inc.

177 Broad Street, 12th Floor

Stamford, CT 06901

Attention: James DePalma

Telephone No.:203-504-1100

Facsimile No.:

E-mail:

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder, LLP

28 State Street

Boston, MA 02109

Attn: Michael E. Kushnir, Esq.

Telephone No.: 617-378-4316

Facsimile No.: 617-345-9020

E-mail: mkushnir@hinckleyallen.com

(b)	if to the Company, to:

TNT Energy LLC

Attention: Timothy M. Blanchard and Theodore A. Carmone, Jr.

Facsimile No.: 508-802-4883

E-mail: blanchardtim@comcast.net

E-mail: tedcarmone@gmail.com

(c)	if to the Sellers:

Timothy M. Blanchard

[•]

[•]

[•]

Theodore A. Carmone, Jr

[•]

[•]

with a copy to (which shall not constitute notice) to:

Tamkin & Hochberg, LLP

313 Washington Street, Suite 202

Newton, MA 02458

Attention: Jonathan D. Tamkin, Esq.

Telephone 617- 964- 2501

Facsimile No.617-964-7755

E-mail: jtamkin@tamkinhochberg.com

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

11.4 Binding Effect; Assignment. Subject to the provisions of this Section 11.4, this Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by the Buyer (i) to any successor to its business or to any Affiliate as long as such successor agrees to be liable for all of the Buyer’s obligations hereunder or (ii) to any financial institution providing purchase money or other financing to the Buyer from time to time as collateral security for such financing.

11.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, exhibit, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns and any other parties indemnified under Article X.

11.6 Public Announcements; Non-Disparagement. Following the Closing, the Buyer may, with the consent of the Sellers, issue a press release in such form as is reasonably acceptable to the Company and none of the parties hereto shall, except as agreed by the Buyer and the Sellers, or except as may be required by Law or applicable regulatory authority, issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby. Each party hereto hereby agrees that such party and any affiliate of such party will not make any statements, whether written, oral or otherwise, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the other party.

11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

11.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than the Confidentiality Agreement. This Agreement supersedes all other prior agreements and understandings, written or oral, between the parties and their agents with respect to such subject matter, other than the Confidentiality Agreement (subject to the disclosure requirements of any applicable Laws and/or governmental regulations).

11.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Boston, Massachusetts and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

11.11 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any Law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at Law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear.

11.12 Specific Performance. In addition to any and all other remedies that may be available at Law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

11.13 Disclosure Schedules. Nothing in any Schedule or any supplement to or amendment of any such Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The statements in any such Schedule or supplement or amendment relate only to the provisions in the Section and/or subsections of this Agreement to which they expressly relate and not to any other provision of this Agreement.

11.14 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Wherever required by the context, as used in this Agreement, the singular number shall include the plural, the plural shall include the singular and all words herein in any gender shall be deemed to include the masculine, feminine and neutral genders. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant. All references to ‘days’ herein shall be interpreted to mean any day other than a Saturday, Sunday or a Federal legal holiday.

11.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE XII

DEFINITIONS

12.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquisition Transaction” has the meaning set forth in Section 4.2 of the Agreement.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means with respect to a Person other than an individual (i) the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the capital stock of the controlled Person; members of the board of directors of such Person; or (iii) with respect to a Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, with respect to the Buyer, the term “Affiliate” shall include the Parent.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.8 of the Agreement.

“Average Closing Price” means an amount equal to the volume-weighted average (rounded to the nearest 1/10,000 or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the daily volume-weighted average price of a share of Parent Equity on any national securities exchange on which Parent Equity is listed (as reported by Bloomberg Financial Markets) for the twenty (20) trading days ending with the second trading day preceding the Closing Date.

“Balance Sheet” has the meaning set forth in Section 2.7(a) of the Agreement.

“Business Day” means any day on which banks are not required to close in the city of New York, New York.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article III of the Agreement.

“Buyer Material Adverse Effect” means any event, fact, circumstance or condition that, individually or in the aggregate with any other events, facts, circumstances or conditions, has had or would reasonably be expected to have a material and adverse effect on the business, assets, Liabilities, prospects, results of operations, revenues, operating income or financial condition of the Buyer, or on the ability of the Buyer to consummate the transactions contemplated herein.

“Causes of Action” has the meaning set forth in Section 10.8 of the Agreement.

“Claim” has the meaning set forth in Section 4.1 of the Agreement.

“Claim Notice” has the meaning set forth in Section 10.2 of the Agreement.

“Closing” has the meaning set forth in Section 1.6 of the Agreement.

“Closing Amount” has the meaning set forth in Section 1.3(b) of the Agreement.

“Closing Date” has the meaning set forth in Section 1.6 of the Agreement.

“Closing Indebtedness” has the meaning set forth in Section 1.4(a) of the Agreement.

“Closing Net Working Capital” has the meaning set forth in Section 1.4(a) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Disclosure Schedules” has the meaning set forth in the preamble to Article II of the Agreement.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company has or may have any material Liability, contingent or otherwise.

“Company Equity Rights” means all subscriptions, options, calls, warrants or any other rights to acquire any Interests or other equity interests of the Company or that may become convertible into or exchangeable for any Interests or other equity interests of the Company.

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” means any event, fact, circumstance or condition that, individually or in the aggregate with any other events, facts, circumstances or conditions, has had or would reasonably be expected to have a material and adverse effect on the business, assets, Liabilities, prospects, results of operations, revenues, operating income or financial condition of the Company taken as a whole, or on the ability of the Company or the Sellers to consummate the transactions contemplated herein.

“Confidentiality Agreement” means the confidentiality agreement entered into by the Buyer and the Company, dated as of [                    ].

“EBITDA”, for purposes of Sections 1.9 and 1.10, means, for any period, earnings before interest expense (net of interest income), income Taxes, depreciation and amortization earned by the Company for such period, as determined in accordance with GAAP.

“Employee” or “Employees” means any current or former employee, independent contractor, officer, director, manager or member of the Company.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Condition” means any contamination by a Hazardous Substance of surface soils, subsurface soils, surface waters, and ground waters present on, in, under, above, or migrating from any Company facility.

“Environmental Law” means any international, Federal, state, or local law, regulation, ordinance or order in effect and required to be met as of the Closing Date pertaining to the protection of the outdoor environment, or which governs (i) the existence, removal or Remedial Action with respect to Hazardous Substances on real property; (ii) the emission, discharge, Release, or control of Hazardous Substances into or in the environment; or (iii) the use, generation, handling, transport, treatment, storage, disposal, or recovery of Hazardous Substances; including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act, 15 U.S.C. 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., and the Safe Drinking Water Act, as amended, 42 U.S.C. 300(f) et seq..

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” means BNY Mellon, N.A.

“Escrow Agreement” means the Escrow Agreement to be executed by the Buyer, the Sellers and the Escrow Agent at the Closing.

“Escrow Amount” means Two Million Dollars ($2,000,000) (originally in the form of the Promissory Notes), subject to the terms and conditions of the Promissory Notes and the Escrow Agreement.

“Escrow Release Date” has the meaning set forth in Section 10.7 of the Agreement.

“Estimated Closing Statement” has the meaning set forth in Section 1.3(a) of the Agreement.

“Estimated Indebtedness” has the meaning set forth in Section 1.3(a) of the Agreement.

“Estimated Net Working Capital” has the meaning set forth in Section 1.3(a) of the Agreement.

“Final Accounting Firm” has the meaning set forth in Section 1.4(b) of the Agreement.

“Final Closing Statement” has the meaning set forth Section 1.4(a) of the Agreement.

“Final Purchase Price” has the meaning set forth in Section 1.2 of the Agreement.

“Financial Statements” has the meaning set forth in Section 2.7(a) of the Agreement.

“Fundamental Representations” has the meaning set forth in Section 10.3 of the Agreement.

“GAAP” has the meaning set forth in Section 2.7(a) of the Agreement.

“Governmental Entity” or “Governmental Entities” means any federal, state, local or foreign, governmental or quasi-governmental entity or municipality or subdivision thereof, or any agency, authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Substances in, on, under, about or from any of the Company’s facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Company’s facilities.

“Hazardous Substance” means any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants, including flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances, or any other wastes, materials or pollutants included in the definition of “hazardous substance,” “toxic substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “petroleum substances” or words of similar import under any Environmental Law.

“Indebtedness” means, when used with reference to any Person, without duplication, (i) any Liability of such Person created or assumed by such Person, or any subsidiary thereof, (A) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the ordinary course of business of such Person, including securities and other indebtedness), or (C) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any Liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to acquire the security therefor; (iii) all Liabilities secured by a Lien upon property owned by such Person and upon which Liabilities such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such Liabilities; (iv) any amendment, renewal, extension, revision or refunding of any such Liability; (v) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (vi) any letter of credit arrangements; (vii) any intercompany Liabilities; (viii) any uncleared checks or drafts issued by such Person; (ix) any accrued interest on any of the foregoing; and (x) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing (including retention or stay bonuses and any prepayment premiums or similar breakage costs payable as a result of the consummation of the transactions contemplated herein).

“Indemnifiable Matters” has the meaning set forth in Section 10.1 of the Agreement.

“Indemnified Parties” has the meaning set forth in Section 10.1 of the Agreement.

“Initial Purchase Price” has the meaning set forth in Section 1.2 of the Agreement.

“Intellectual Property” means or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common Law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means all inventory that is held for sale or resale by the Company, including raw materials, work in process and finished goods, together with their related service parts, packing materials and supplies included in the inventory.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” shall mean, (i) with respect to the Company (A) the actual knowledge of each of the Sellers (B) such knowledge that each of the Sellers could reasonably be expected to become aware of upon due and diligent performance of his or her duties for the Company inquiry taking into account the subject matter so qualified with “knowledge” or “known”.

“Law” or “Laws” means any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, unaccrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means any and all losses, damages, deficiencies, Liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever and whether or not arising from any Third Party Claim.

“NASDAQ” shall mean the NASDAQ Capital Market.“Near Relatives” has the meaning set forth in Section 2.12(b) in the Agreement.

“Net Adjustment Amount” has the meaning set forth in Section 1.4(d)(iii) of the Agreement.

“Parent” means Revolution Lighting Technologies, Inc., a Delaware corporation.

“Parent Equity” shall mean common stock, par value $0.001 per share, of Parent.

“Parent Shares” means unregistered shares of the Parent’s restricted stock.

“Permit” means any: (a) permit, license, certificate, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law, including any certificate of public convenience and necessity; or (b) right under any contract with any Governmental Entity.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Period” has the meaning set forth in Section 5.6 of the Agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.6 of the Agreement.

“Pro Rata Portion” of a Seller shall be equal to the percentage of the Interests owned by such Seller as of the Closing.

“Related Person” has the meaning set forth in Section 2.12(b) in the Agreement.

“Release” means any release, spill, leaking, emitting, emission, discharging, depositing, escaping, leaching, dumping, pumping, injection, dispersing, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture, whether intentional or unintentional.

“Releasees” has the meaning set forth in Section 10.8 of the Agreement.

“Remedial Action” means any action taken to investigate, clean up or otherwise respond to Releases of Hazardous Substances or to Environmental Conditions, including institutional and engineering controls.

“Schedules” means any schedules attached to or provided for under this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” has the meaning set forth in Section 2.5(a) of the Agreement.

“Subsidiary Securities” has the meaning set forth in Section 2.5(b) of the Agreement.

“Surviving Obligations” has the meaning set forth in Section 10.3 of the Agreement.

“Target Net Working Capital” means $2,000,000.

“Taxing Authority” shall mean any Governmental Entity responsible for the administration or the imposition of any Tax.

“Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, escheat or unclaimed property, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any Governmental Entity or Taxing Authority, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any Liability.

“Tax Returns” means any federal, state, local and foreign return, declaration, report (including reports with respect to backup withholding and reportable payments to third parties), claim for refund, amended return, declarations of estimated Tax or information return, statement and similar document relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 10.2(b) of the Agreement.

“Top Customers” has the meaning set forth in Section 2.28 of the Agreement.

“Top Suppliers” has the meaning set forth in Section 2.28 of the Agreement.

“Transaction Expenses” means all fees and expenses of the Company (and all fees and expenses of the Sellers payable by the Company) payable in connection with the transactions contemplated by this Agreement, including (a) all fees and expenses relating to the process of selling the Company whether incurred in connection with this Agreement or other, including all legal fees and expenses, accounting fees and expenses, Tax advisory fees and expenses, investment banking fees and expenses, and financial advisory fees and expenses related to such transactions or process, and (b) any bonuses or severance obligations payable by the Company or any of its Subsidiaries to Employees as a result of the transactions contemplated by this Agreement. In no event will Transaction Expenses include any amounts included in the calculation of Working Capital.

“Transfer Taxes” means all excise, sales, use, value added, registration, stamp, recording, documentary, conveyance, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

“Working Capital” means, as of a particular date, the difference between (a) current assets of the Company, including, accounts receivable, cash, inventory, prepaid expenses and prepaid leases less (b) current liabilities of the Company, including, but not limited to, accounts payable, accrued liabilities, accrued expenses and accrued payroll, less any current portion of Indebtedness, in each case determined in accordance with GAAP and the definitions of this Agreement, as applicable; provided that Working Capital shall not include any Tax assets or Tax liabilities or any Transaction Expenses.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, the Company and the Sellers have caused this Agreement to be signed, all as of the date first written above.

BUYER:

REVOLUTION LIGHTING TECHNOLOGIES – TNT ENERGY, LLC

By:
Name:
Title:

COMPANY

TNT ENERGY, LLC

By:
Name:
Title:

SELLERS:

/s/ Timothy M. Blanchard
Timothy M. Blanchard

/s/ Theodore A. Carmone, Jr.
Theodore A. Carmone, Jr.

Exhibit A

Promissory Note 1

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT BY THE LENDER IN FAVOR OF BANK OF AMERICA, N.A., DATED MAY     , 2016.

PROMISSORY NOTE

AMOUNT:	$500,000	May , 2016

FOR VALUE RECEIVED, Revolution Lighting Technologies – TNT Energy, LLC (the “Maker”), promises to pay to Theodore A. Carmone, Jr. (the “Lender”) or order, the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest on any and all amounts remaining unpaid thereon from time to time from the date hereof. The entire balance of principal and interest shall be paid to the holder hereof in one installment on or before the earlier of: (i) Three Hundred Fifty (350) days from the date hereof, (ii) an Event of Payment, or (iii) a Sale (as hereinafter defined). Interest shall accrue and be payable on the outstanding principal balance of this Note at 5%. Interest shall be determined in all instances based upon a 360 day year and actual day months.

The Maker shall have the right to prepay the principal amount outstanding in whole or in part without penalty. Any partial prepayment shall be applied first to satisfy any accrued interest, late charges or other amounts or fees due hereunder and thereafter applied to the principal amount outstanding.

This Note shall, at the option of the holder, become immediately due and payable without notice or demand upon the occurrence of any of the following events (each, an “Event of Payment”): (a) commencement by the Maker of a voluntary proceeding seeking relief under any applicable bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for the Maker, or consent to any of the foregoing by the Maker, or an assignment for the benefit of the creditors of the Maker; or (b) commencement of an involuntary proceeding against the Maker under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for the Maker, which proceeding remains undismissed and unstayed for sixty (60) days, or entry of an order for relief against the Maker under federal bankruptcy law. For purposes of this Note, the term “Sale” shall mean the sale of all or substantially all of the assets or equity securities of the Maker, or the merger or consolidation of the Maker pursuant to which following the consummation of such merger or consolidation of the Maker, the Maker is not the surviving entity.

In the event of any default in payment of this Note, Maker agrees to pay in addition to amounts otherwise due, all costs of collection, including reasonable attorney’s fees to the extent permitted by law in the event that this Note is referred to an attorney for collection. Further, in the event the Maker fails to pay when due any payment within ten (10) days of its due date, the Maker shall in addition pay a late charge equal to five (5%) percent of the payment then due, including the final payment.

Every Maker, endorser and guarantor of this Note hereby waives presentment, demand, notice and protest, and consents to any and all extensions or other indulgences by the holders hereof. Every maker, endorser and guarantor hereof agrees that no discharge or release of any other party primarily or secondarily liable on, or of any second interest securing this Note, shall affect the liability of such Maker, endorser or guarantor.

MAKER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE OR HEREAFTER HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. Maker hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Maker acknowledges that Lender has been induced to accept this Note and make the loan represented by this Note by, among other things, this waiver. Maker acknowledges that it has read the provisions of this Note and in particular, this Paragraph; has consulted legal counsel; understands the right he is granting in this Note and is waiving in this Paragraph in particular; and makes the above waiver knowingly, voluntarily and intentionally.

This Note and the provisions hereof shall be binding upon the Maker and the Maker’s successors, legal representatives and assigns and shall inure to the benefit of the Lender, the Lender’s successors, legal representatives and assigns.

This Note is entered into under the laws of the State of Delaware. The Maker consents and submits to the jurisdiction of the Courts of the State of Delaware (or federal courts within the State of Delaware) which shall have exclusive jurisdiction over any disputes arising hereunder.

This Note is issued in connection with Membership Interest Purchase Agreement dated May     , 2016 (the “Purchase Agreement”), by and between the Maker, the Lender, TNT Energy, LLC (the “Company”), and the remaining members of the Company, and the obligations of the Maker pursuant to this Note are secured by an irrevocable letter of credit in the form of Exhibit A attached to and hereby made a part of this Note. Notwithstanding the issuance of the irrevocable letter of credit, payment of the obligations of the Maker pursuant to this Note are subject to the rights of the Maker set forth in Article X of the Purchase Agreement.

Signature page to follow.

IN WITNESS WHEREOF, this Note has been duly authorized and is executed under seal as of the      day of May, 2016.

Signed in the presence of:

MAKER:

REVOLUTION LIGHTING TECHNOLOGIES – ENERGY SOURCE, LLC

By:
Name: James DePalma
Title: Treasurer

The obligations of the Maker hereunder are guaranteed by Robert LaPenta.

Robert LaPenta

v

Exhibit B

Promissory Note 2

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT BY THE LENDER IN FAVOR OF BANK OF AMERICA, N.A., DATED MAY     , 2016.

PROMISSORY NOTE

AMOUNT:	$500,000	May , 2016

FOR VALUE RECEIVED, Revolution Lighting Technologies – TNT Energy, LLC (the “Maker”), promises to pay to Theodore A. Carmone, Jr. (the “Lender”) or order, the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest on any and all amounts remaining unpaid thereon from time to time from the date hereof. The entire balance of principal and interest shall be paid to the holder hereof in one installment on or before the earlier of: (i) Eighteen (18) months from the date hereof, (ii) an Event of Payment, or (iii) a Sale (as hereinafter defined). Interest shall accrue and be payable on the outstanding principal balance of this Note at 5%. Interest shall be determined in all instances based upon a 360 day year and actual day months.

The Maker shall have the right to prepay the principal amount outstanding in whole or in part without penalty. Any partial prepayment shall be applied first to satisfy any accrued interest, late charges or other amounts or fees due hereunder and thereafter applied to the principal amount outstanding.

This Note shall, at the option of the holder, become immediately due and payable without notice or demand upon the occurrence of any of the following events (each, an “Event of Payment”): (a) commencement by the Maker of a voluntary proceeding seeking relief under any applicable bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for the Maker, or consent to any of the foregoing by the Maker, or an assignment for the benefit of the creditors of the Maker; or (b) commencement of an involuntary proceeding against the Maker under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for the Maker, which proceeding remains undismissed and unstayed for sixty (60) days, or entry of an order for relief against the Maker under federal bankruptcy law. For purposes of this Note, the term “Sale” shall mean the sale of all or substantially all of the assets or equity securities of the Maker, or the merger or consolidation of the Maker pursuant to which following the consummation of such merger or consolidation of the Maker, the Maker is not the surviving entity.

In the event of any default in payment of this Note, Maker agrees to pay in addition to amounts otherwise due, all costs of collection, including reasonable attorney’s fees to the extent permitted by law in the event that this Note is referred to an attorney for collection. Further, in the event the Maker fails to pay when due any payment within ten (10) days of its due date, the Maker shall in addition pay a late charge equal to five (5%) percent of the payment then due, including the final payment.

Every Maker, endorser and guarantor of this Note hereby waives presentment, demand, notice and protest, and consents to any and all extensions or other indulgences by the holders hereof. Every maker, endorser and guarantor hereof agrees that no discharge or release of any other party primarily or secondarily liable on, or of any second interest securing this Note, shall affect the liability of such Maker, endorser or guarantor.

MAKER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. Maker hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Maker acknowledges that Lender has been induced to accept this Note and make the loan represented by this Note by, among other things, this waiver. Maker acknowledges that it has read the provisions of this Note and in particular, this Paragraph; has consulted legal counsel; understands the right he is granting in this Note and is waiving in this Paragraph in particular; and makes the above waiver knowingly, voluntarily and intentionally.

This Note and the provisions hereof shall be binding upon the Maker and the Maker’s successors, legal representatives and assigns and shall inure to the benefit of the Lender, the Lender’s successors, legal representatives and assigns.

This Note is entered into under the laws of the State of Delaware. The Maker consents and submits to the jurisdiction of the Courts of the State of Delaware (or federal courts within the State of Delaware) which shall have exclusive jurisdiction over any disputes arising hereunder.

This Note is issued in connection with Membership Interest Purchase Agreement dated May     , 2016 (the “Purchase Agreement”), by and between the Maker, the Lender, TNT Energy, LLC (the “Company”), and the remaining members of the Company. Payment of the obligations of the Maker pursuant to this Note are subject to the rights of the Maker set forth in Article X of the Purchase Agreement.

Signature page to follow.

IN WITNESS WHEREOF, this Note has been duly authorized and is executed under seal as of the      day of May, 2016.

Signed in the presence of:	MAKER:

REVOLUTION LIGHTING TECHNOLOGIES – ENERGY SOURCE, LLC

By:
Name: James DePalma
Title: Treasurer

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